Exhibit (d)(4)
UNILATERAL CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT
This will affirm the agreement between Microfluidics International Corporation, and its wholly owned subsidiary Microfluidics Corporation, located at 30 Ossipee Rd. Newton, MA 02464-9101 (“MICROFLUIDICS”), and IDEX Corporation, of behalf of itself and its subsidiaries (“RECIPIENT”), with respect to non-public proprietary information MICROFLUIDICS is furnishing to RECIPIENT for consideration and evaluation of potential opportunities of mutual interest with MICROFLUIDICS by RECIPIENT.
“Information” means: all non-public proprietary information, including, without limitation, any information relating to intellectual property including but not limited to technical data or know-how relating to research, products, engineering, inventions (whether or not patented or patent applied for), manufacturing processes, production techniques, and information relating to purchasing, suppliers, jobbers, assembly, services, distribution, marketing strategies, merchandising and sales, existing and intended markets, financial plans, financial projections, financial forecasts, profits margins, any balance sheet or income statement information (including but not limited to the value, amount or condition of capital assets and/or inventory, banking information, credit information, customer lists, customer products and applications, litigation strategies, and that MICROFLUIDICS identifies in accordance with paragraph 1 as “confidential” to MICRFLUIDICS and furnishes to RECIPIENT for consideration and evaluation in connection with the potential of opportunities of MICROFLUIDICS by RECIPIENT. All Information shall be marked “Confidential” if provided in writing or if disclosed verbally or orally designated as such at the time of disclosure and confirmed as being “confidential” in writing within 30 days of its initial communication. Except as may be expressly warranted by MICROFLUIDICS in any separate agreement in writing, no warranty is made, express or implied, with regards to the Information disclosed by MICROFLUIDICS, except that MICROFLUIDICS warrants that it has the right to furnish Information to RECIPIENT under the terms and conditions of this Agreement.
1.	All Information is submitted to the RECIPIENT in confidence and RECIPIENT agrees that it will not (without the prior written consent of MICROFLUIDICS) for a period of one (1) year from the date hereof disclose Information other than on a confidential or to anyone other than its directors, officers, managers, employees, consultants, advisers or financing sources. The provisions of this paragraph shall not apply to any information:
(a)	which is now or which becomes public knowledge through no unauthorized disclosure by RECIPIENT;

(b)	which is properly provided to the RECIPIENT without obligation of confidentiality by a independent third party not known by RECIPENT to be under a confidentiality restriction to MICROFUIDICS with respect thereto, or;

(c)	which the RECIPIENT can show by competent evidence was already in its possession at the time of receipt of the Information from the MICROFLUIDICS, or was independently developed or discovered by RECIPIENT after the date of disclosure of the Information.
The exceptions of the preceding paragraph shall not apply to any specific information merely because it is included in more general non-confidential information, nor to any specific combination of information merely because individual elements, but not the combination, are included in non-confidential information.

Notwithstanding the above restrictions on disclosure, if the RECIPIENT must disclose the Information, based upon advice of counsel, in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process other than those laws, regulations or processes associated with the filing and or prosecution of a patent application, the RECIPIENT: (i) shall notify the MICROFLUIDICS in writing of such legally required disclosure prior to making same, and shall afford the MICROFLUIDICS the opportunity, at its election and expense, to respond to such request and /or to attempt to block such disclosure. Further, if such disclosure is compelled, the RECIPIENT shall disclose only the minimum of the Information that is required to be disclosed in order to comply with such order, law or regulation.

2.	During the one-year period commencing on the effective date of this Agreement, the RECIPIENT will not, without the approval of MICROFLUIDICS:
(a)	make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of MICROFLUIDICS or any securities of any subsidiary or other affiliate of MICROFLUIDICS, (ii) any acquisition of any assets of MICROFLUIDICS or any assets of any subsidiary or other affiliate of MICROFLUIDICS, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving MICROFLUIDICS or any subsidiary or other affiliate of MICROFLUIDICS, or involving any securities or assets of MICROFLUIDICS or any securities or assets of any subsidiary or other affiliate of MICROFLUIDICS, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of MICROFLUIDICS;
(b)	form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated hereunder) with respect to the beneficial ownership of any securities of MICROFLUIDICS;
(c)	act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of MICROFLUIDICS;
(d)	take any action that might require MICROFLUIDICS to make a public announcement regarding any of the types of matters set forth in subsection “(a)” of this section 2;
(e)	agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in subsection “(a)”, “(b)”, “(c)” or “(d)” of this section 2;
(f)	assist, induce or encourage any other person or entity to take any action of the type referred to in subsection “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this section 2; or
(g)	enter in to any discussions, negotiations, arrangement or agreement with any other person or entity relating to any of the foregoing.

The parties agree that in the event of RECIPIENT’s breach of this Agreement, MICROFLUIDICS available damages and remedies at law maybe inadequate and, accordingly, MICROFLUIDICS shall have the right to seek temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against the RECIPIENT or to prevent the unauthorized use or disclosure of any Information as well as all other remedies that may be available to MICROFLUIDICS. All legal and equitable rights, remedies and damages available to MICROFLUIDICS shall be considered cumulative and the use or choice of a particular remedy, damages or relief shall not preclude MICROFLUIDICS further exercise of other rights, remedies and damages.
This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, as an instrument under seal. RECIPIENT hereby consents to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as MICROFLUIDICS may find more convenient or effective for the prosecution of any action hereunder.
This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes any previous understanding or agreement.
The parties agree that the provisions of this Agreement are severable. If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.
Effective this 24th day of November 2009.

Microfluidics International Corporation	IDEX Corporation

By: /s/ Michael C. Ferrara	By: /s/ Craig T. Boyd

Print Name: Michael C. Ferrara	Print Name: Craig T. Boyd

Title: CEO	Title: Deputy General Counsel & Assistant Secretary